Exhibit 107.1

Calculation of Filing Fee Tables
Form S-8
(Form Type)
KKR Real Estate Finance Trust Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	2,750,000	$8.94	$24,585,000	0.00015310	$3,763.97
Total Offering Amounts					$24,585,000		$3,763.97
Total Fee Offsets							—
Net Fee Due							$3,763.97

(1)
Covers shares of common stock, par value $0.01 (“Common Stock”) of KKR Real Estate Finance Trust Inc., (the “Registrant”) approved for issuance under the KKR Real Estate Finance Trust Inc. 2025 Omnibus Incentive Plan and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares Common Stock of the Registrant as may be issued with respect to such shares by way of a stock dividend, stock split or similar transaction.

(2)
Represents the proposed maximum aggregate offering price, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based on the market value of the Common Stock of the Registrant. The proposed maximum aggregate offering price is the product of (i) $8.94, the average of the high and low prices for shares of Common Stock reported on the New York Stock Exchange on April 28, 2025 and (ii) the number of shares of Common Stock being registered pursuant to this registration statement.